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Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-174926) on Form N-1A of Essential 40 Stock Fund, a series of the Northern Lights Fund Trust II, of our report dated July 30, 2019, relating to our audit of the financial statements and financial highlights, which appear in the May 31, 2019 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Portfolio Holdings Information” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

September 26, 2019